Execution Version

[Trimaran Advisors, L.L.C. letterhead]

February 29, 2012

Jay R. Bloom

c/o Trimaran Fund Management, LLC

1325 Avenue of the Americas, 34th Floor

New York, NY 10019

Dear Mr. Bloom:

This letter (the “Agreement”) will confirm our offer to you of employment with Trimaran Advisors, L.L.C. (the “Company”), under the terms and conditions that follow.

1.            Position, Duties and Term.

(a)          You will be employed by the Company as a Portfolio Manager of the collateral of Trimaran CLO IV Ltd. (“CLO IV”), Trimaran CLO V Ltd., Trimaran CLO VI Ltd. and Trimaran CLO VII Ltd. (collectively, along with CLO IV, the “CLOs”) reporting to the Chief Executive Officer (the “CEO”) of Kohlberg Capital Corporation (“KCAP”). Promptly following the date hereof, KCAP will (unless you by notice to KCAP elect otherwise) propose to its Nominating and Corporate Governance Committee (the “Nominating Committee”) your nomination to its Board of Directors of (the “KCAP Board”). Subject to the approval of such nomination by the Nominating Committee, you shall be appointed to the KCAP Board. At the first stockholder meeting after the date hereof at which you shall stand for reelection to the KCAP Board, KCAP will (unless you by notice to KCAP on or prior to the date that is 30 days prior to the date that the KCAP proxy statement for such stockholder meeting is mailed to stockholders elect otherwise) propose to its Nominating Committee your renomination to the KCAP Board, and subject to the approval of such nomination by the Nominating Committee, you shall be nominated for election by the KCAP stockholders at such stockholder meeting.

(b)          As a Portfolio Manager, you shall be responsible for the management of the collateral of the CLOs. You agree to perform the duties of your position, including, without limitation, performing such duties as are required to satisfy your obligations as a “Key Manager” as such term is defined in the Collateral Management Agreement, dated as of September 29, 2005, between CLO IV and the Company (the “CLO IV CMA”), in the form the same exists on the date hereof . Anything in this Agreement to the contrary notwithstanding, the Company and KCAP agree that you shall have no responsibilities or duties (including fiduciary duties) as an employee of the Company (or agent of KCAP) other than those responsibilities and duties expressly set forth in this Section 1(b) or in Sections 1(d) and 3 and that your obligations in this Agreement (other than in Section 3) are conditioned on the Company’s providing or causing to be provided such resources as you may reasonably request and such personnel as are reasonably necessary in connection with the management of the CLOs’ assets and those other assets managed by KCAP and its subsidiaries and such personnel’s reasonable performance of their duties and otherwise complying with your (or your delegate’s) reasonable instructions.

(c)          The term of this Agreement (the “Term”) shall be for one year following the date hereof and shall automatically renew on each anniversary of such date unless either party delivers a written notice of nonrenewal to the other party not later than ninety (90) days prior to any such anniversary; provided that the Company may not deliver such notice prior to the CLO IV Termination Date.

(d)          Notwithstanding anything to the contrary in this Section 1 or elsewhere in this Agreement but subject to the immediately following sentence, you agree not to take any action (including, without limitation, exercising any non-renewal pursuant to Section 1(c)) that would be reasonably expected to result in a “Key Manager Event” as such term is defined in the CLO IV CMA. For the avoidance of doubt, the occurrence of a Key Manager Event primarily caused by any of the following shall not result in a violation of this Section 1(d): (i) termination (or non-renewal) of this Agreement (x) by you (A) for Good Reason or (B) after the earlier of (I) December 1, 2017 or (II) the date on which CLO IV is dissolved (the earlier of such dates (I) and (II), the “CLO IV Termination Date”), or (y) by the Company for any reason, (ii) your death or Serious Illness or (iii) any action taken by you at the direct instruction or with the express consent of the KCAP Board. “Serious Illness” means an illness materially adversely affecting your ability to perform your duties hereunder with respect to CLO IV for at least 45 days, based on the written opinion of a physician selected by you (and reasonably acceptable to the Company) delivered to the Company.

(e)          The parties agree that you may perform your duties hereunder at such location as you shall determine.

2.           Compensation and Benefits. During the Term, as compensation for all services performed by you for the Company and its Affiliates and subject to your full performance hereunder, the Company will provide you the following pay and benefits:

(a)          Base Salary. The Company will pay you a base salary at the rate shown on Schedule 2(a) per year plus, if applicable, the Kehler Base Salary Amount, payable in accordance with the regular payroll practices of the Company and its Affiliates and subject to increase, but not decrease, from time to time by the KCAP Board in its discretion.

(b)          No Participation in Employee Benefit Plans or Paid Time Off. You acknowledge and agree that you shall not be entitled to participate in any employee benefit plans from time to time in effect for employees of the Company or its Affiliates. You further acknowledge that you shall not earn any paid time off during your employment by the Company.

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(c)          Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Your right to reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) reimbursement shall be made as soon as practicable following your submission for reimbursement, but in all events not later than March 31 of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

(d)          Indemnification. KCAP represents and warrants to you that the KCAP Board has designated you, by virtue of your employment hereunder, as an agent of KCAP and, as such, you are entitled to the indemnification rights set forth in its Certificate of Incorporation. To the extent that any amendment to KCAP’s Certificate of Incorporation or By-laws after the date hereof adversely affects such rights as in effect as of the date hereof, such amendment shall not, subject to the requirements of applicable law, reduce your rights to indemnification thereunder. The provision of this Section 2(d) shall survive any termination or non-renewal of this Agreement, regardless of the reason therefor.

3.            Confidential Information.

(a)          Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

(b)          Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates, all Documents then in your possession or control.

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(c)          The provisions in this Section 3 will not prohibit any (i) retention of copies of records or disclosure (1) required by any applicable Legal Requirement (as defined in the Purchase and Sale Agreement dated as of the date hereof between KCAP, Commodore Holdings, L.L.C, you, Dean C. Kehler, HBK Caravelle, L.L.C. and Trimaran Fund Management, L.L.C. (the “Purchase Agreement”)) or Governmental Authority (as defined in the Purchase Agreement) so long as reasonable prior notice is given to the Company of such disclosure and a reasonable opportunity is afforded to the Company to contest the same or (2) made or used in connection with the enforcement of any right or remedy relating to this Agreement or the Purchase Agreement or (ii) use of (1) information delivered pursuant to Section 8.05 of the Purchase Agreement or (2) “track record” information for periods ending prior to January 1, 2011.

(d)          In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company shall operate to excuse you from the performance of your obligations under this Section 3.

4.            Termination of Employment. Your employment under this Agreement may be terminated prior to the expiration of the Term pursuant to this Section 4.

(a)          The Company may terminate your employment for Cause by providing written notice to you specifying in reasonable detail the condition giving rise to Cause no later than the 30th day following the occurrence of that condition, providing you 30 days to remedy the condition and so specifying in the notice and by terminating your employment within 30 days following the expiration of the remedy period if you fail to remedy the condition. The following, as determined by the Company in its reasonable judgment, shall constitute Cause: (i) your material negligence in the performance of your material duties and responsibilities hereunder to the Company, which could reasonably result in material injury to the Company or any of its Affiliates, taken as a whole or (ii) your material breach of any material provision of this Agreement or of Section 6.02 or 6.04 of the Purchase Agreement, including, without limitation, a breach of your obligations under Section 3 of this Agreement.

(b)          The Company may terminate your employment at any time other than for Cause upon 90 days’ notice to you. The Company may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your base salary for that portion of the notice period so waived.

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(c)          You may terminate this Agreement for Good Reason by providing written notice to the Company specifying in reasonable detail the condition giving rise to Good Reason no later than the 30th day following the occurrence of that condition, providing the Company 30 days to remedy the condition and so specifying in the notice and by terminating your employment within 30 days following the expiration of the remedy period if the Company fails to remedy the condition. The following, as determined by you, in your reasonable judgment, shall constitute Good Reason: a material breach by the Company or KCAP of any material provision of this Agreement.

(d)          This Agreement shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement, either with or without reasonable accommodation, the Company will continue to pay you your base salary and to provide you benefits in accordance with Section 2(c) above for up to twelve (12) weeks of disability during any period of three hundred and sixty-five (365) consecutive calendar days. If you are unable to return to work after twelve (12) weeks of disability, the Company may terminate your employment, upon notice to you. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

5.            Other Matters Related to Termination.

(a)          In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you as soon as practicable following the effective date of such termination (the “Separation Date”) (i) your final base salary through the Separation Date or through the end of any period of notice waived; and (ii) reimbursement for business expenses incurred by you but not yet paid to you as of the Separation Date; provided you submit all expenses and supporting documentation required within 60 days of the Separation Date, and provided further that such expenses are reimbursable under Company policies as then in effect.

(b)          Following the termination of your employment by the Company without Cause or by you for Good Reason, the Company shall pay you the base salary that you would have received hereunder, but for such termination, from the Separation Date through the end of the then-current Term (including any extension thereof, if you or the Company delivers notice of such termination within ninety (90) days prior to the expiration of the Term) (such payment, the “Severance Payment”). Your right to receive and retain the Severance Payment is conditioned, however, on your continued compliance with your surviving obligations under this Agreement. Any Separation Payment to which you become entitled shall be paid in a lump sum on the sixtieth (60th) day following the Separation Date.

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(c)          The provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3(a) and (b) of this Agreement and the KCAP’s and the Company’s obligations in Section 2(d).

6.            Definitions. For purposes of this Agreement, the following definitions apply:

(a)          “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b)          “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

(c)          “Kehler Base Salary Amount” means, in respect of any period during which you may not terminate (or during which you may not elect not to renew) this Agreement pursuant to Section 1(c) without violating Section 1(d) and during which Dean Kehler is no longer employed by the Company pursuant to his employment agreement with the Company (other than as a result of a termination for Cause thereunder or a termination due to his death or permanent disability), the base salary that would have been payable to Dean Kehler had his Employment Agreement not been terminated (or not renewed) by the Company (other than for Cause or due to his death or disability). For the avoidance of doubt, for purposes of this definition, it will be assumed that a notice of non-renewal could be given by you pursuant to Section 1(c) at any time and would be effective on the date given.

(d)          “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

7.           Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

8.           Limitation of Remedies. Neither the Company nor KCAP shall have any right to monetary damages in respect of any breach of your obligations hereunder other than for (a) an intentional or willful breach of any such obligation (i.e., a breach of this Agreement resulting from action or inaction by you which action or inaction was known by you to be a breach hereof), or (b) any breach of Section 1(d), 3 or 7.

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9.           Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10.         Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates (provided that the Company shall remain secondarily liable for all obligations of such Affiliate following any such assignment) or to any Person with or into whom the Company shall hereafter effect a reorganization, consolidate, or merge, or to whom it shall transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

11.         Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.         Miscellaneous. This Agreement sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the KCAP Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a New York contract and shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

13.         Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day (as defined in the Purchase Agreement) after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

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If to KCAP or the Company, to:

Kohlberg Capital Corporation

or

Trimaran Advisors LLC

c/o Kohlberg Capital Corporation

295 Madison Avenue - 6th Floor

New York, NY 10017

Telephone number: (212) 455-8300

Facsimile number: (212) 983-7654

Attention: Dayl Pearson, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Telephone number: (617) 951-7802

Facsimile number: (617) 235-0514

Attention: Craig Marcus

If to you, to:

Jay R. Bloom

c/o Trimaran Fund Management, LLC

1325 Avenue of the Americas, 34th Floor

New York, NY 10019

Telephone number: 212-616-3710

Facsimile number: 212-616-3794

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Telephone number: (212) 728-8278

Facsimile number: (212) 728-9278

Attention: Laurence Weltman

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Each of the parties to this Agreement may specify a different address or addresses or facsimile number or facsimile numbers by giving notice in accordance with this Section 13 to each of the other parties hereto.

If the foregoing is acceptable to you, please sign this letter in the space provided below. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

[Signature Page Follows]

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Sincerely yours,

/s/ Dayl Pearson

Dayl Pearson, President

Accepted and Agreed:

/s/ Jay R. Bloom
Jay R. Bloom

Date: February 29, 2012

Accepted and Agreed (as to the last three
sentences of Section 1(a) and Section 2(d))

KOHLBERG CAPITAL CORPORATION

By:	/s/ Dayl Pearson
Name: Dayl Pearson
Title: President

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Schedule 2(a)

Year Commencing:	Annual Salary

February 29, 2012	$50,000

March 1, 2013	$75,000

March 1, 2014	$125,000

March 1, 2015 and thereafter	$200,000

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